Exhibit 99.1

For Immediate Release

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

Joe Longo
609-720-4545

TYCO INTERNATIONAL ANNOUNCES RECORD AND DISTRIBUTION DATES IN CONNECTION WITH COMPANY’S SEPARATION

SCHAFFHAUSEN, Switzerland – September 6, 2012 – Tyco International Ltd. (NYSE: TYC) today announced the record date and expected payment date for the distributions of equity interests in The ADT Corporation (“ADT”) and Tyco Flow Control International Ltd. (“Flow Control”), the wholly-owned subsidiaries formed to hold Tyco’s North American residential and small business security and flow control businesses, respectively. Assuming that shareholder approval is obtained at the Special General Meeting of shareholders called to approve the distributions, and all other conditions to the distribution are met, the distributions will be made on September 28, 2012 (the distribution date) to shareholders of record on September 17, 2012 (the record date). As previously announced, immediately following the Flow Control distribution, Pentair, Inc. (“Pentair”) will merge with and into a wholly-owned subsidiary of Flow Control with Pentair surviving the merger (the “Merger”). Prior to the distribution and the Merger, Flow Control will be renamed Pentair Ltd.

In connection with the distributions, each Tyco shareholder will receive: (i) one share of ADT common stock for every two shares of Tyco common stock held at the close of business on the record date and (ii) a number of shares of Flow Control common stock determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis at 12:01 a.m. Eastern Standard Time on the distribution date. We expect this distribution ratio to be approximately 0.24 Flow Control common shares for each Tyco common share outstanding as of the record date. Fractional shares of ADT and/or Flow Control will not be distributed and any Tyco shareholder entitled to receive a fractional share will instead receive a cash payment. Immediately following the distributions, but prior to the Merger, Tyco’s shareholders will own 100% of the common shares of ADT and Flow Control.

The distributions have been structured to qualify as tax-free dividends to Tyco shareholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares, however, will be taxable. Shareholders are urged to consult with their tax advisor as to the specific tax consequences of the distributions to them.

Tyco currently has approximately 462 million basic shares outstanding. Based on the distribution ratios noted above, approximately 231 million shares of ADT common stock and 111 million shares of Flow Control common stock will be distributed to Tyco shareholders. As consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Flow Control for every Pentair common share that they hold at the time of the Merger. After giving effect to the Merger, Tyco shareholders as of the record date will own approximately 52.5% of the common shares of Pentair Ltd. on a fully-diluted basis (excluding treasury shares).

Common shares of Tyco will continue to trade in the “regular way” market (inclusive of the entitlement to receive shares of ADT common stock and Flow Control in connection with the distributions) throughout the period leading up to and including the distribution date. Any holder of Tyco common shares who sells such shares in the “regular way” market on or before September 28, 2012 will also be selling the entitlement to receive shares of ADT and Flow Control in respect of such shares. Investors are encouraged to consult with their financial advisors regarding the specific consequences of selling Tyco common shares on or before the distribution date.

ADT has filed an application to list its common stock on the New York Stock Exchange under the trading symbol “ADT”. Flow Control’s common stock will be listed on the New York Stock Exchange under Pentair’s current trading symbol, “PNR”. Tyco has been advised by the NYSE that shares of Tyco, ADT and Flow Control will trade on a “when-issued” basis on or about the record date. Tyco “when-issued” trades (ticker symbol TYC.WI) will settle after the distribution date without the benefit of the ADT and Flow Control distributions. ADT “when-issued” trades (ticker symbol ADT.WI) will settle after the distribution date with shares of The ADT Corporation as a standalone company. Flow Control “when issued” trades (ticker symbols PNR.WI) will settle after the distribution date with shares of Pentair Ltd., reflecting the combined Flow Control and Pentair entity.

Tyco shareholders as of the record date will receive a book-entry account statement reflecting their ownership of shares of ADT and Flow Control or their brokerage account will be credited for the shares.

The completion of the distributions and the Merger are subject to a number of conditions, including approval by Tyco shareholders of the distributions, approval by Pentair shareholders of the Merger, and effectiveness of the ADT registration statement filed with the SEC. Tyco has called a special general meeting of shareholders at its offices at Freier Platz 10, CH-8200 Schaffhausen, Switzerland at 9:00 a.m. Central European Time on September 14, 2012 to approve the distributions and related matters. In order to comply with certain Swiss legal formalities, the meeting will be adjourned and reconvened on Monday, September 17, 2012 at 9:00 a.m. Central European Time at the same location. In order to assure that your proxy is received in time to be voted at the meetings, the proxy card must be completed in accordance with the instructions on it and received, in the United States by 5:00 p.m. September 14, 2012 by mail at Tyco International Ltd. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 and in Switzerland by 5:00 p.m. September 14, 2012 by hand or mail at Tyco International Ltd., Freier Platz 10, CH-8200 Schaffhausen, Switzerland. Shareholders who wish to appoint the independent proxy must deliver their proxy cards by 5:00 p.m. September 14, 2012 by hand or mail at Dr, Harald Maag, Bratschi Wiederkehr & Buob, Attorneys-at-Law, Bahnhofstrasse 70, P.O. Box 1130, CH-8021, Zurich, Switzerland.

Proxy Statement

In connection with the proposed transactions, on or about August 6, 2012 Tyco mailed to its shareholders a definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, TYCO’S SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders may obtain, without charge, a copy of the Proxy Statement, as well as other relevant documents containing important information about Tyco at the SEC’s website (http://www.sec.gov/). You may also read and copy any reports, statements and other information filed by Tyco at the SEC public reference room at 100 F. Street, N.E., Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information.

Tyco and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transactions. Information concerning the interests of Tyco’s participants in the solicitation is set forth in Tyco’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the transactions.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. (NYSE: TYC) is a diversified company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, and industrial valves and controls. Tyco had 2011 revenue of approximately $17.4 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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